CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of August 21, 2019 (the “Effective Date”), between BioTelemetry, Inc., a Delaware corporation (the “Company”) and Peter Ferola (the “Consultant”). The Company and the Consultant are sometimes referred to collectively as the “Parties” and each a “Party.” Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Employment Agreement by and between the Company (formerly known as CardioNet, Inc.) and the Consultant, dated as of February 7, 2011 (the “Employment Agreement”).
RECITALS
WHEREAS, the Consultant has served the Company for approximately eight years, primarily as the Company’s Senior Vice President, Secretary and General Counsel;
WHEREAS, on August 19, 2019, the Consultant notified the Company that he would be stepping down as the Company’s Senior Vice President, Secretary and General Counsel, effective December 31, 2019 (“Employment End Date”), after which the Consultant and the Company agreed that he would continue to provide advisory services to the Company for the 12-month period following the Employment End Date;
WHEREAS, as of the Employment End Date, the Consultant will execute the Release and allow such Release to become effective in accordance with its terms;
WHEREAS, in order to assure and retain the availability of the Consultant’s experience and expertise pertaining to the Company’s legal matters, including pending litigation and governmental proceedings, the industries in which it operates and the contacts and business relationships which Consultant established during his tenure with the Company, and to ensure that following his Employment End Date, Consultant will not engage in certain activities that are in competition with the Company, the Company desires to engage the Consultant to provide certain services to the Company and Consultant agrees to provide such services, each on the terms and subject to the conditions set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
1.Recitals. The Parties acknowledge and agree that the foregoing recitals are true and correct and are hereby incorporated by reference.
2.    Engagement of Consultant. The Company hereby engages the Consultant as a consultant, and the Consultant agrees to render consulting services in accordance with the terms and conditions hereinafter set forth.

3.    Services. During the Consulting Term (as defined in Section 4), the Consultant shall provide services in an advisory capacity to management as may be reasonably requested from time to time by the current Chief Executive Officer or the then current General Counsel of the Company (collectively referred to herein as, the “Services”). Consultant shall perform the Services faithfully, industriously, and to the best of the Consultant’s ability, experience, and talents. During the Consulting Term, the Consultant shall be responsible for reasonably determining the method, details and means of performing the Services required under this Agreement. The Consultant shall at all times perform such Services and conduct his business and affairs in accordance with all applicable federal, state and local laws and regulations and all applicable Company policies and procedures.
4.    Term. The term of this Agreement shall commence on January 1, 2020 (the “Commencement Date”) and shall continue for 12 months unless terminated earlier pursuant to Section 9 (the duration of this Agreement referred to as, the “Consulting Term”).
5.    Compensation.
(a)    Fees. Upon the Commencement Date, and continuing through the end of the Consulting Term, the Company shall pay the Consultant a fixed monthly fee of $43,500, prorated where applicable, payable to the Consultant within fifteen calendar days following each completed month of performance. Additionally, the Consultant will be eligible to participate in the 2019 Management Incentive Plan.
(b)    Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable business expenses Consultant incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty (30) days after the end of the calendar month following the month in which such expenses were incurred by Consultant; provided that Consultant supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Consultant.
(c)    Company Benefit Plans. Except as provided below, the Consultant acknowledges that, for purposes of this Agreement and any and all Services to be provided during the term of this Agreement, the Consultant shall not be an employee of the Company. If for any reason the Consultant’s status is re-characterized by a third party to constitute employee status, the Consultant shall not be eligible to participate in or receive any benefit or right as a Company employee under any Company benefit plan.
6.    Independent Contractor. The Consultant acknowledges that he shall be an independent contractor and he shall therefore be responsible for the payment of all income and payroll taxes relating to the Services. The Consultant further agrees to defend and indemnify the Company against any loss, costs, damages or liabilities, including reasonable attorneys’ fees (“Losses”) that the Company may incur as a result of any breach of the Consultant’s obligations under this paragraph.

7.    Covenant Not To Compete. The Consultant acknowledges and agrees that, as of the Effective Date, the “Covenant not to Compete” as set forth in Section 2.2 of the Employment Agreement will be in effect for the entirety of the Consulting Term, at which time all such restrictions shall terminate.
8.    Cooperation. From and after the Consulting Term, the Consultant shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring prior to or during the Consulting Term, provided, that the Company shall reimburse the Consultant for his reasonable costs and expenses (including legal counsel selected by the Consultant and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden the Consultant or unreasonably interfere with any subsequent employment or engagement that the Consultant may undertake.
9.    Termination.     The Company may terminate this Agreement and Consultant’s Services hereunder at any time for Cause (as defined below), at which time the Company may cease all payments to the Consultant under this Agreement. In the event of any termination of this Agreement and the Consultant’s Services hereunder by the Consultant for any reason or by the Company other than for Cause, the Company shall, within ten (10) days following such termination, pay the Consultant the remaining monthly fees due through to the Consultant through the end of the Consulting Term. Within five days of any termination of this Agreement, the Consultant shall deliver to the Company all Company property. For purposes of this Agreement, “Cause” shall mean: (i) Consultant’s willful and repeated failure to satisfactorily perform his Services to the Company following receipt of written notice from the Company of such failure to perform; (ii) Consultant’s willful commission of an act that materially injures the business of the Company; (iii) Consultant’s willful refusal or failure to follow lawful and reasonable directions of the Company; (iv) Consultant’s conviction of, or plea of nolo contendere to, any felony involving moral turpitude; (v) Consultant’s breach of the covenant not to compete in Section 7 of this Agreement; (vi) Consultant’s commission of any fraud against the Company, its Affiliates, employees, agents or customers or use or intentional appropriation for Consultant’s personal use or benefit of any funds or properties of the Company not authorized by the board of directors of the Company to be so used or appropriated; or (vii) Consultant’s material breach of or willful failure to comply with Company policies, including equal employment opportunity or harassment policies, insider trading policies, code of ethics or conflict of interest policies, non-disclosure and confidentiality policies, travel and expense policies, workplace violence policies, Sarbanes-Oxley compliance policies, policies governing preparation and approval of financial statements, and/or policies governing the making of financial commitments on behalf of the Company.
10.    Indemnification. The Company shall, to the maximum extent permitted by law, indemnify and hold Consultant harmless against any costs and expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding or investigation arising out of, by reason of or relating to Consultant’s employment by the Company. The Company shall also advance to Consultant any costs and expenses incurred in defending any such proceeding to the maximum extent permitted by law. The Company shall continue to maintain directors and officers’ liability insurance for the benefit of Consultant during the Consulting Term and for at least two (2) years following the Consulting Term. This obligation to provide insurance and indemnify Consultant shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Consultant occurring during Consultant’s employment with the Company or with any of its Affiliates. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of Consultant’s heirs and personal representatives.
11.    Miscellaneous.
(a)    The Consultant shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer by the Consultant shall be null and void from the initial date of the purported assignment or transfer. The Company and the Consultant agree that the Company may assign this Agreement to (i) any Company Affiliate or (ii) any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.
(b)    No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to the Consultant by any person or entity to induce him to enter into this Agreement other than the express terms set forth herein, and the Consultant is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.
(c)    No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.
(d)    If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(e)    This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
(f)    The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.
(g)    This Agreement, for all purposes, shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the Commonwealth of Pennsylvania. The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
12.    Notices.    All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company, to:

BioTelemetry, Inc.
1000 Cedar Hollow Road
Malvern, PA 19355
Attn: Legal Department

If to the Consultant, to the most recent address on file with the Company or to such other names or addresses as the Company or the Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 13.

13.    Section 409A.    The Company and the Consultant agree that it is reasonably anticipated that Consultant’s Services hereunder will require the Consultant to render Services each month at a level that will not exceed 20% of the average level of the

Consultant’s Services as an employee of the Company over the preceding 36-month period prior to the Employment End Date. The parties acknowledge that, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Consultant will have undergone a “separation from service,” within the meaning of Section 409A of the Code, from the Company upon the Consultant’s Employment End Date. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A of the Code, Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Consultant. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (b) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code and the Company, shall not have any liability to Consultant with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the preface hereof.
BIOTELEMETRY, INC.

By:/s/ Joseph H. Capper
Name: Joseph H. Capper
Title: President and Chief Executive Officer

CONSULTANT

/s/ Peter Ferola
Peter Ferola